Exhibit 21.1
SUBSIDIARIES OF THREDUP INC.
As of December 31, 2024

Subsidiaries	State or other jurisdiction of incorporation or organization
Knitwit GC LLC	Virginia, USA
ThredUp Intermediary Holdings LLC	Virginia, USA